UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 11, 2020

YEXT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38056	20-8059722
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Madison Ave, 5th Floor

New York, NY 10010

(Address of principal executive offices, including zip code)

(212) 994-3900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	YEXT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On March 11, 2020, Yext, Inc. (the “Company”) replaced its existing revolving credit facility (the “Existing Credit Agreement”) by entering into a Credit Agreement (the “Credit Agreement”), dated as of March 11, 2020, among the Company, as borrower, the lenders from time to time party thereto (the “Lenders”), and Silicon Valley Bank, as administrative agent, collateral agent, issuing lender and swingline lender.

The Credit Agreement provides for a senior secured revolving loan facility of up to $50.0 million that matures three years after the effective date, with the right (subject to certain conditions, including the agreement of the Lenders) to add an incremental revolving loan facility of up to $50.0 million in the aggregate. The three-year revolving loan facility provides for borrowings up to the amount of the facility with sublimits of up to (i) $30.0 million to be available for the issuance of letters of credit and (ii) $10.0 million to be available for swingline loans. At closing, no amounts were drawn under the revolving loan facility and letters of credit having an aggregate face amount of approximately $19.6 million that were previously issued by Silicon Valley Bank, including approximately $6.9 million that were outstanding under the Existing Credit Agreement, were made subject to the new revolving loan facility.

Under the Credit Agreement, loans bear interest, at the Company's option, at an annual rate based on LIBOR or a base rate. Loans based on LIBOR shall bear interest at a rate between LIBOR plus 2.50% and LIBOR plus 3.00%, depending on the Company's average daily usage of the revolving loan facility. Loans based on the base rate shall bear interest at a rate between the base rate minus 0.50% and the base rate plus 0.00%, depending on the Company's average daily usage of the revolving loan facility. The Company is required to pay a commitment fee equal to 0.25% per annum on the undrawn portion available under the revolving loan facility.

The obligations under the Credit Agreement are secured by a lien on substantially all of the tangible and intangible property of the Company and by a pledge of all of the equity interests of the Company's material direct and indirect domestic subsidiaries and 66% of each class of capital stock of any material first-tier foreign subsidiaries, subject to limited exceptions.

The Credit Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, restricts the Company and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. The Credit Agreement also contains financial covenants that require us to maintain the year-over-year growth rate of our ordinary course recurring revenue for a trailing four fiscal quarter period above specified rates when certain liquidity thresholds are not met and to maintain a consolidated quick ratio of at least 1.50 to 1.00 tested on a monthly basis. The Credit Agreement contains customary events of default relating to, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, judgment defaults, and the occurrence of certain change of control events. Non-compliance with one or more of the covenants and restrictions or the occurrence of an event of default could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the commitments.

Item 1.02 Termination of a Material Definitive Agreement

In connection with entering into the Credit Agreement, the Company used a portion of the proceeds of the loans under the Credit Agreement to pay all outstanding principal, interest and other amounts owing under the Existing Credit Agreement and terminated the Existing Credit Agreement. The Existing Credit Agreement provided for a four-year $15.0 million senior secured revolving credit facility, which the Company entered into on March 16, 2016 with Silicon Valley Bank. The Existing Credit Agreement contained customary events of default and certain financial covenants, including an adjusted quick ratio of at least 1.25 to 1.00, minimum revenue subject to annual updates, a limit on the Company’s ability to incur additional indebtedness, dispose of assets, make certain acquisition transactions, pay dividends or make distributions, and certain other restrictions on the Company’s activities. As of the closing date of the Credit Agreement and the termination of the Existing Credit Agreement, there were no outstanding loans and there were approximately $6.9 million in letters of credit outstanding.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit Number	Description
10.1	Credit Agreement, dated as of March 11, 2020, by and among Yext, Inc., as borrower, the lenders from time to time party thereto, and Silicon Valley Bank, as administrative agent, collateral agent, issuing lender and swingline lender.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YEXT, INC.

By:	/s/ Steven Cakebread
Steven Cakebread Chief Financial Officer (Principal Financial Officer)

Date: March 12, 2020